Exhibit 99.1

Supplemental Notice
Under
Output Distribution Agreement

To:

IMAGE ENTERTAINMENT, INC. (“Image”)
20525 Nordhoff Street — Suite 200
Chatsworth, CA 91311-6104
ATTN: Dennis Hohn Cho, Esq.

From:

CT1 Holdings LLC (“CT1”)
10100 Santa Monica Blvd, Ste. 1250
Los Angeles, CA 90067

Date of Notice: January 29, 2008

Subject Agreement: OUTPUT DISTRIBUTION AGREEMENT (“Agreement”) dated December 7, 2007, between Image and CT1.

This is not a confidential communication, and it constitutes notice to Image pursuant to the Agreement.

***

Reference is made to Marty Greenwald’s letter of January 28, 2008, which Image released publicly. Such release constitutes another breach of the Output Distribution Agreement (“Agreement”) dated December 7, 2008 between Image and CT1. Image is notified of such breach under the Agreement, which breach is not capable of cure.

***

CT1 has previously issued various written notices to Image in connection with the Agreement, all of which are incorporated herein by reference. Annex A hereto sets forth such written notices, all issued by CT1 to Image in writing between January 21 and January 28, 2008.

CT1’s previous notices and demands to Image were all rejected or ignored by Image, and Image specifically refused to return CT1’s property, identify third parties contacted by Image, or enter into the agreement required under Section 2.9 of the Agreement. Image’s refusal to timely cure its breaches of the Agreement resulted in Image’s default thereunder and the termination thereof.

Image has continued to violate the Agreement, including without limitation Sections 1.1 (h), 2.8, 2.10, 4.1 (e), 7.6 and 14.4 thereof, by making public statements intended by Image to further damage CT1 and Thinkfilm’s brands, creating market confusion as to the scope of the Agreement, damaging CT1’s relationship with its lender, and attempting to create the false impression in the film and homevideo industry that Image had acquired substantially all of CT’s distribution operations. These false statements by Image were initiated in a mass-mailing by Image on December 20, as well as in subsequent press releases by Image.

Contrary to Image’s false public statements, pursuant to the Agreement, CT1 retained and continued its substantial film distribution operations. The Agreement specifically provided for CT1’s continued distribution operations, as follows:

“There is no limitation, express or implied, upon CT1’s ability to enter into agreements for or concerning Excluded Studio Product, Excluded Foreign Rights, Excluded Formats or Rent-A-System Product.”

“For clarity, CT1 may offer and license to any third party any programming which is not ‘CT1 Product’ hereunder.”

“For clarity, CT1 has no obligation hereunder to terminate, or seek the termination of, any commitments which it has with third parties with respect to any films or film rights.”

“If ... the parties are unable to agree upon an Advance for a title ... then such proposed title shall not be deemed CT1 Product.”

The Agreement pertained to only a portion of CT1’s current and future releases. A large body of films — indeed, perhaps the majority of new Thinkfilm titles — were specifically excluded from the distribution agreement, and will continue to be distributed by CT1. The excluded film categories were:

(1) Studio Product — (Films that are licensed to major studios);

(2) Advance Payment Titles — (Titles for which Image did not pay the required advance payment);

(3) Foreign Rights — (All rights outside of the US);

(4) Rent-A-System Product — (Titles which are distributed theatrically-only by CT1); and

(5) Post-Term Films — (Films after the limited 2-year term of the Agreement.)

Image was unable or unwilling to make a $1,000,000 payment to CT1 pursuant to an agreement between Image and CT1 repudiated by Image on January 22, and as such, it appears that Image (due to its financial condition or some other reason not disclosed to CT1) would not have the ability to make the required payments of future of advances, which could equal $5,000,000 or more per film. Without the ability to pay advances, Image would likely receive few, if any, films for distribution from CT1.

Image sent a December 20th letter to an unknown number of recipients (which Image has refused to identify) which falsely stated that,

“Image [acquired] exclusive distribution rights to all Thinkfilm catalog titles as well as current and future releases. The only exception to this is a handful of Thinkfilm titles which are currently distributed through Lions Gate Entertainment on a customer-specific basis.”

The foregoing statement by Image was false, as Image well knew. Many, if not the majority, of current and future Thinkfilm titles were excluded from the Agreement.

Certain Image officers distributed the letter falsely describing the scope of the Agreement, over the December holiday when Image’s Chairman (Marty Greenwald) and CT1’s Manager (David Bergstein) were not available to review the letter, as the officers knew that such letter would not be allowed by David Bergstein, since the letters violated the Agreement. When CT1 later demanded that the letters be corrected, Image refused to identify who had received the letter, and tried — unsuccessfully — to get a court injunction against CT1 and BTP and affiliates, to prevent CT1 from accurately informing the industry as to the true nature of the Agreement. Such actions by Image were further to Image’s scheme to confuse the marketplace and try to convince others that Image had rights far in excess of what Image had actually obtained, all to the damage of CT1 and Thinkfilm.

Image, in contravention of the confidentiality provisions of the Agreement, also issued press releases, continuing the false pretenses as to the scope of the Agreement.

CT1 and Image had specifically included provisions in the Agreement to avoid the exact type of market damage that has been perpetrated by Image — i.e., inclusion of multiple clauses as to CT1’s reserved and continuing distribution operations, confidentiality clauses, and a mandatory arbitration clause to privately adjudicate any disputes. Image — in carrying out its scheme to try to convince the market (and perhaps its shareholders) that it had acquired more rights than it actually had — violated the Agreement’s confidentiality clause, seriously misrepresented the scope of the Agreement to the public, and then sought (unsuccessfully) to prevent CT1 from trying to correct such false statements. Image further chose to issue false propaganda to the market, by filing a lawsuit against CT1, which lawsuit was used as a pretext for Image continuing to assert false claims about the Agreement.

Not only has Image violated the specific terms of the Agreement, which resulted in Image’s default and the termination of the Agreement, but Image has also violated the business intent of Agreement, and in so doing, has damaged CT1’s brands, businesses, and relationships. This business intent includes (1) the preservation of CT1’s ability to maintain its distribution of the many titles not covered by the Agreement, (2) protection of CT1’s valuable brands, (3) protection of CT1’s valuable business relationships, and (4) the confidential nature of the Agreement.

The damage to CT1 by Image’s continuing course of conduct continues to escalate, and CT1 can only assume that is the intent of Image officers, board members and/or controlling shareholders. Because of the financial difficulties that Image has publicly reported, such difficulties may be one of the root causes of Image’s actions. Regardless of the outcome of Image’s financial difficulties, CT1 intends to hold the responsible individuals accountable.

Despite notices and warnings from CT1, Image has taken actions designed to damage CT1 with CT1’s lender. Image appears to be taking such actions in part to provide collateral, supposed revenues or other assurances to Image’s lender, that Image is in compliance with its credit facility regardless of the financial problems its has reported (i.e., by misrepresenting the nature of the Agreement and by wrongly converting CT1’s property). Unless CT1 receives sufficient assurances from Image as to Image ceasing interference with CT1’s rights and lender relationship, CT1 may directly notify Image’s lender of the true nature of the situation, and CT1 reserves such right in order to mitigate the damages to CT1 being caused by Image.

The Agreement — as is true for any output agreement — implies a relationship of trust. Image, almost immediately after the signing of the Agreement, refused to respect and abide by its obligations under the Agreement, including as to non-disturbance of the continuing film distribution operations of CT1. Any relationship of trust was immediately violated, rendering it difficult to operate under the Agreement on a going forward basis.

Response to Image’s settlement offer in Image’s January 28 letter. Image has commenced a lawsuit against CT1 and affiliates. CT1 understands that Image has taken orders for, and shipped, certain of CT1’s titles. Without a satisfactory resolution to Image’s continuing breaches, CT1 shall protect its rights and business and will instruct the market as to the accurate status of Image’s rights (and lack thereof). CT1 is willing to allow Image to distribute certain films which may be agreed (the “Interim Films”) while the litigation is pending, subject to the following protective conditions (which must be set forth in a written agreement with CT1):

1.	A Stand-Alone agreement (i.e. as contemplated by section 3.2 of the Distribution Agreement) will be entered into for each Interim Film.

2.	l00% of all funds from exploitation of the Interim Films will be paid directly into a collection account.

3.	The portion of such funds which Image would be entitled to retain as its distribution fee and marketing costs recoupment under the Agreement (up to 40% of such 100%) would be retained in such escrow account, and the remaining 60% would be immediately disbursed to CT1. Image’s lender would have no lien upon or rights to CT1’s funds.

4.	The collection account will be interpled into the court or arbitration tribunal handling the dispute.

5.	The 40% holdback in the collection account will not be disbursed to any party until the earlier of (a) conclusion of the litigation or (b) bankruptcy of either party.

6.	Wachovia would have no lien over any such account, except with respect to funds which may become payable therefrom to Image.

CT1 continues to have serious concerns about whether Image is, or soon will be, in default under its loan and security agreement with Wachovia, including without limitation Image’s inability to remain in compliance with the Fixed Charge Coverage Ratio covenants and the Excess Availability covenants under such agreement. A default by Image under such loan agreement would jeopardize any property or assets which CT1 has entrusted to Image’s possession.

Image is directed to advise CT1 whether Image is in compliance with such covenants, and whether Wachovia has issued any notice of default or similar notices to Image with respect to such loan and security agreement.

CT1 reserves all rights and remedies, and this letter does not necessarily set forth all relevant matters, further exposition upon which is reserved.

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ANNEX A

THE FOLLOWING IS THE TEXT OF THE WRITTEN NOTICES PREVIOUSLY
MADE TO IMAGE REGARDING THE DISTRIBUTION AGREEMENT.

On January 24, 2008, Image brought suit against CT1 and affiliates [including BTP Acquisition Company LLC], in Los Angeles Superior Court, Case No. BC384278... Image’s lawsuit [against BTP] triggered the automatic termination provision of Section 13 of the Agreement. The Agreement is terminated.

By notice dated January 23, 2008 (the “Default Notice”, attached hereto as Annex A), CT1 notified Image of Image’s default under the Agreement. Image has failed to cure its defaults under the Agreement. Pursuant to its rights under the Agreement, CT1 hereby terminates the Agreement on account of Image’s uncured breaches of the Agreement, as specified herein and in the Default Notice, in addition to the automatic termination provided for above.

Image has violated material terms and conditions of the Agreement. Image has refused to cure the defaults. Such violations include (but are not limited to):

1.	Violation of Section 2.9 of the Agreement, as set forth in CT1’s notice of January 22, 2008, including refusal to negotiate in good faith and/or agree to terms and conditions concerning transfer for CT1 sales staff.

2.	Further to #1, Image’s failure to obtain the agreement of CT1 prior to the transfer of the staff pursuant to Section 2.9 is a violation of the Agreement.

3.	Violation of Section 1.1(h) of the Agreement, via Image’s interference with existing distribution agreements for existing CT1 inventory.

4.	Violation of Section 2.8 regarding non-circumvention.

5.	Violation of Section 2.10 regarding making unpermitted communications with parties concerning the Agreement.

6.	Violation of Section 7.6 regarding violation of restrictions and limitations on Image’s activities.

7.	Violation of Section 14.4 regarding failure to transact in good faith and in a commercially reasonable manner.

CT1 Demands That Image Immediately:

1.	Cease and desist from employment of the CT1/Thinkfilm sales staff referenced in Section 2.9 of the Agreement.

2.	Cease and desist any possession or sale of any CT1 Product Units, and to return all CT1 Product Units in Image’s possession to CT1.

3.	Cease and desist from any interference with CT1 accounts and CT1 operations.

4.	Cease and desist any dealings with any product or properties of CT1.

5.	Send a corrective notice to all persons who received the December 20, 2007 letter sent by Image to Thinkfilm accounts and vendors, notifying said recipients of the termination of the Agreement.

6.	Cease and desist all Image’s violations of the prohibitions in the Agreement.

7.	Cease and desist any use of any CT1/Thinkfilm business information and trade secrets, including customer accounts, supplier information, etc.

8.	Cease and desist from employment of the CT1/Thinkfilm sales staff.

9.	Cease and desist from possession or sale of any CT1 inventory.

10.	Cease and desist from contact with any CT1 accounts.

11.	Cease and desist from use of any CT1/Thinkfilm business information, trade secrets, etc.

By its unauthorized actions, Image had misappropriated in excess of $10 million of value from CT1, and solely as a Band-Aid in anticipation of a merger closing, was CT1 willing to set a minimum $1 million amount, with specific provision for a post-merger reassessment. CT1’s damages (excluding fraud) will be in excess of $10 million. If Image cannot pay for the assets, then Image must unwind the transfers, immediately, and the parties can attempt to work out a solution. Time is of the essence.

Image failed to obtain BTP’s approval [to the Distribution Agreement], for which David Bergstein is the sole manager.

Pursuant to the Agreement, CT1 notifies Image pursuant to Section 7.6, that as to approximately 185 titles from the Thinkfilm library (“Think Library Titles”), which otherwise would constitute Catalog Product, there are contractual restrictions on such Think Library Titles. Image is hereby notified of such restrictions. Image is instructed not to violate, or interfere with, such contractual restrictions. The restrictions include:

1.	The Units of Think Library Titles cannot be removed from CT1’s possession, pursuant to contractual restrictions and liens with CT1’s lender. As such, Image may NOT engage in any distribution or exploitation of any existing Units comprising Think Library Titles, without the express written consent, per title, of CT1 and its lender. Any Units which have been removed, must be returned immediately to CT1.

2.	The Think Library Titles are subject to existing distribution and licensing agreements and restrictions, and pursuant to Section 1.1(h) of the Distribution Agreement, CT1 has not and will not terminate those existing distribution and licensing agreements. As such, Image may NOT engage in any distribution or exploitation of any Units comprising Think Library Titles, without the express written consent, per title, of CT1. Any distribution of any Units of Think Library Titles must cease immediately.

3.	Pursuant to Section 2.10 of the Distribution Agreement, Image may not contact or communicate with any third party (including any vendor, licensee, producer, subdistributor or the like) without CT1’s prior written consent. Any communication must cease, immediately.

Image is notified of the foregoing restrictions and instructed not to violate such provisions.

Mitigation Demand and Notice. In connection with the default notice provided earlier today with respect to the Agreement, Image may endeavor to mitigate the damages caused by its unauthorized dispatch of payment direction notices to CT1/Thinkfilm accounts, by disclosing to CT1 the identity and content of any and all such notices and communications which have been made by Image. Please send copies of all such notices directly to me, with a copy to David Bergstein, by 12:00 Noon Pacific time, Friday, January 25. If CT1 has not received such information from Image by such time, then CT1 and Thinkfilm reserve the right to thereupon commence directly contacting to any and all of their accounts, notifying them as to (1) the deficiency of any notice received from Image, and (2) any and all other relevant matters with respect to Image’s breach and default under the Distribution Agreement.

CTl notices Image and makes further demand as follows:

1.	Image is to cease and desist any contact with any CT1 and/or Thinkfilm accounts.

2.	Image is to return to CT1, immediately, all Thinkfilm inventory taken by Image. Image is to cease and desist any purport distribution of any such inventory.

3.	Image is to cease and desist, immediately, any purported exploitation by Image of the 185 +/- Think inventory titles.

4.	Image is to retract, immediately, any notices or payment direction communications made to any CTl and/or Thinkfilm accounts.

5.	Image is to cease and desist, immediately, from any engagement or employment of CT1 and Thinkfilm’s sales personnel.

CT1 and Thinkfilm reserve the right to seek immediate legal remedy, including an immediate injunction, if Image does not advise CT1 by 2:30 pm Pacific time today, January 24, that Image has commenced immediate compliance with all of 1-5, above. CT1 and Thinkfilm reserve all other rights. Time is of the essence of this notice and demand.

David Bergstein has issued additional written notices to Image and its agents, all of which are incorporated herein by this reference.

[END OF SECTION SETTING FORTH TEXT OF PREVIOUS NOTICES)